Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

I consent to the reference to my firm under the caption “Experts” and to the use of my report dated June 30, 1999 on W. N. Rushwood, Inc., d.b.a. Hayden Precision Industries in the Registration Statement (Form S-1) and related Prospectus of MedSource Technologies, Inc. for the registration of its common stock.

/s/ James E. Yochum, CPA

West Seneca, New York
January 14, 2002